TBS INTERNATIONAL LIMITED & SUBSIDIARIES                     EXHIBIT 99.1

Date 19 June 2008

GRAINGER MARITIME CORP.
as Borrower

-and-

JOH. BERENBERG, GOSSLER & CO. KG
as Lender

__________________________________

LOAN AGREEMENT
__________________________________

relating to
a USD 13,000,000.00 facility for
the part-refinancing of mv "OTTAWA PRINCESS"

INDEX

Clause Page

1 INTERPRETATION
2 FACILITY
3 DRAWDOWN
4 CONDITIONS PRECEDENT
5 FEES
6 INTEREST [INSERT PAGE NUMBER]
7 DEFAULT INTEREST
8 REPAYMENT AND PREPAYMENT
9 REPRESENTATIONS AND WARRANTIES
10 COVENANTS
11 SECURITIES
12 PAYMENTS AND CALCULATIONS
13 EVENTS OF DEFAULT [INSERT PAGE NUMBER]
14 EXPENSES
15 INDEMNITIES
16 NO SET-OFF OR TAX DEDUCTION
17 INCREASED COSTS
18 TRANSFERS AND CHANGES IN LENDING OFFICES
19 NOTICES
20 SUPPLEMENTAL
21 LAW AND JURISDICTION

APPENDIX A Accounts Pledge
APPENDIX B Guarantees
APPENDIX C Assignment of Insurances
APPENDIX D Assignment of Earnings
APPENDIX E Mortgage
APPENDIX F Managers' Subordination Undertakings
APPENDIX G Quadripartite Agreement
APPENDIX H Drawdown Notice
APPENDIX I General Business Conditions

THIS AGREEMENT is made on 19 June 2008

BETWEEN

(1)
Grainger Maritime Corp., a corporation established in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the "Borrower"); and

(2)	Joh. Berenberg, Gossler & Co. KG, a financial institution established under the laws of Germany with its registered office at Neuer Jungfernstieg 20, 20354 Hamburg, Germany (the "Lender").

BACKGROUND

(A)	The Borrower is the registered owner of the 22.800 dwt vessel mv "OTTAWA PRINCESS", built 1987 with Austin & Pickersgill Ltd., Sunderland, IMO no. 8503046 (the "Ship").

(B)
The Ship is registered in the name of the Borrower with the Panamanian ship registry. By virtue of a bareboat charter dated 23 January 2008 (the "Bareboat Charter") made between the Borrower and Intermodal Shipping, Inc., Ground Floor, Casa Maritima, 651 Gen. Luna Street, Intramuros, Manila, Philippines (the "Bareboat Charterer") the Ship is flying the flag of the Philippines.

(C)
The Bareboat Charterer has concluded a time-charter contract dated 23 January 2008 with PACIFIC RIM SHIPPING CORP. of Majuro, Marshall Islands (the "PACIFIC RIM") for a fixed period of 24 months ("PACIFIC RIM Charter").

(D)
By time charter dated 23 January 2008 made between PACIFIC RIM and the Borrower the Borrower chartered the Ship from PACIFIC RIM for a charter period of 24 months +/- 2 months (the "Grainger Charter").

(E)
By time charter dated 23 January 2008 made between the Borrower and TBS Worldwide Services Inc. of Majuro, Marshall Islands ("TBS") TBS chartered the Ship from the Borrower for a charter period of 24 months +/- 2 months (the "TBS Charter").

(F)
The Borrower has concluded a management contract in respect of the technical management of the Ship dated 20 March 2008 (the "Management Contract") with Roymar Ship Management Inc., 455 Central Park Avenue, Scarsdale New York 10583, USA (the "Manager").

(G)
TBS has concluded a management contract in respect of the commercial management of the Ship dated 8 February 2004 (the "Management Contract"), inter alia, with TBS Shipping Services Inc. of New York, USA (the "Manager").

(H)	The renewal of the special survey of the Ship by Germanischer Lloyd (the "Classification Society") is due in July 2012 (the "Special Survey").

(I)	The Borrower has requested the Lender to grant a facility of up to USD 13,000,000.00 for the purpose to refinance part of the acquisition costs of the Ship.

IT IS AGREED as follows:

1	INTERPRETATION

1.1 Definitions.  In this Agreement:

"Accounts Pledge" means a document creating security in respect of the Operating Accounts in favour of the Lender, executed or to be executed by the Borrower in the form set out in Appendix A or as otherwise acceptable to the Lender;

"Beneficial Shareholder"  has the meaning assigned to it in Clause 9.1;

"Business Day"  means a day on which banks are open in Frankfurt/Main, London and New York City;

"Classification Society" has the meaning assigned to it in Recital (B);

"Disbursement"  has the meaning assigned to it in Clause 3.2;

"Drawdown Notice" has the meaning assigned to it in Clause 3.1;

"Earnings"  means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of the Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under the Insurances in respect of loss of earnings; and

(c)
if and whenever the Ship is employed on terms whereby any moneys falling within (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Event of Default"  means any of the events or circumstances described in Clause 13;

"Finance Documents"  means:

(a)	this Agreement, the Security Documents, the Charter Guarantee, and the Master Agreement;

(b)
any other document (whether creating a security interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition; and

(c)	the Managers' Subordination Undertakings;

(d)	the Quadripartite Agreement;

"General Assignment"  means a general assignment of the Earnings, the Insurances and any requisition compensation in respect of the Ship in favour of the Lender, executed or to be executed by the Borrower, together with notices of assignment and loss payable clause, in the forms set out in Appendix C and D or as otherwise acceptable to the Lender;

"Grainger Charter"  has the meaning assigned to it in Recital (D);

"Guarantees"  means guarantees issued by the Guarantors in the form set out in Appendix B or as otherwise acceptable to the Lender;

"Guarantors"  means TBS International  Limited, Suite 306, Commerce Building, One Chancery Lane, Hamilton HM 12, Bermuda and TBS Worldwide Services Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960;

"Insurances"  means:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, the Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Interest Period"  means a period determined in accordance with Clause 6;

"Lender"  means Joh. Berenberg, Gossler & Co. KG, whose principal office is at Neuer Jungfernstieg 20, 20354 Hamburg, Germany, or its direct or indirect successor or assignee;

"LIBOR" means, for an Interest Period, the rate per annum equal to the offered quotation for deposits in United States Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period (rounded upwards to the next 1/16 of 1.00 per cent.) which appears on Telerate Page 3750 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying the British Bankers' Association Interest Settlement Rates for United States Dollars); or, if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it for a period equal to that Interest Period from such other sources as the Lender may from time to time determine;

"Loan"  has the meaning assigned to it in Clause 2, and includes, where the context so permits, any amount from time to time outstanding thereunder;

"Manager"  has the meaning assigned to it in Recitals (F) and (G);

"Management Contract"  has the meaning assigned to it in Recitals (F) and (G);

"Managers' Subordination Undertakings"  has the meaning assigned to it in Clause 4.1(m) in the form set out in Appendix F or as otherwise acceptable to the Lender;

"Margin"  means 1,7  per cent. per annum ;

"Market Value"  means the value of the Ship at the time of the conclusion of this Agreement as determined by Ingenieurbüro Weselmann, Hamburg, or another expert acceptable to the Lender, such valuation to be renewed from time to time upon Lender’s request;

"Master Agreement" has the meaning assigned to it in Clause 6.6;

"Mortgage"  means a first priority Panamanian ship mortgage on the Ship in favour of the Lender, executed or to be executed by the Borrower in the form set out in Appendix E or as otherwise acceptable to the Lender;

"Operating Accounts"  means any account of the Borrower with the Lender under the master no. 23281;

"PACIFIC RIM"  has the meaning assigned to it in Recital (C);

"PACIFIC RIM Charter"  has the meaning assigned to it in Recital (C);

"Quadripartite Agreement"  means a quadripartite agreement to be made between the Borrower, the Bareboat Charterer, PACIFIC RIM and the Lender in the form set out in Appendix G or as otherwise acceptable to the Lender;

"Repayment Date"  means a date on which a repayment is required to be made under Clause 8.2;

"Secured Liabilities"  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document (including, for the avoidance of all doubt, the Master Agreement and any transactions concluded thereunder) or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Documents" means the Guarantees, the General Assignment, the Accounts Pledge and the Mortgage;

"Security Party"  means the Borrower and each Guarantor, and any other person (except the Lender and the Bareboat Charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within  subparagraph (b) of the definition of “Finance Documents”;

"Ship"  has the meaning assigned to it in Recital (A);

"Special Survey"  has the meaning assigned to it in Recital (B).

"Security Period"  means the period commencing on the date of this Agreement and ending on the date on which all amounts payable by the Borrower or any other Security Party under the Finance Documents have been paid;

"TBS"  has the meaning assigned to it in Recital (E);

"TBS Charter"  has the meaning assigned to it in Recital (E);

"Termination Date "  has the meaning assigned to it in Clause 3.3.

 "Total Loss"  means:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Ship,

(b)	requisition for title or other compulsory acquisition of the Ship otherwise than by requisition for hire,

(c)
capture, seizure, arrest, detention or confiscation of the Ship by any government or by persons acting or purporting to act on behalf of any government unless the Ship be released and restored to the Owner from such capture, seizure, arrest, detention or confiscation within 1 month after the occurrence thereof.

"United States Dollars" and “USD” means the lawful currency for the time being of the United States of America;

"Valuation Report" has the meaning referred to in Clause 4.1(i).

1.2 Construction of certain terms.  In this Agreement a reference to:

(a)	a Finance Document or any other document is a reference to it as amended or supplemented, whether before the date of this Agreement or otherwise; and

(b)	a provision of any law includes any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise.

2	FACILITY

2.1
Amount of facility.  The Lender, subject to the terms of this Agreement, shall make available to the Borrower a term loan in the amount of the lower of (i) up to USD 13,000,000.00  and (ii) 57 % of the Market Value of the Ship (the "Loan").

2.2	Purpose. The Loan shall be used for the sole purpose to refinance part of the acquisition costs of the Ship.

2.3	Currency. The currency of the Loan is United States Dollars.

3	DRAWDOWN

3.1
Request for advance of Loan.  Subject to the other provisions of this Agreement, the Borrower may request the Loan to be made by ensuring that the Lender receives a completed drawdown notice in the form of Appendix H (the "Drawdown Notice") not later than 11.00 a.m. (Hamburg time) 5 (five) Business Days prior to the drawdown date.

3.2	Disbursement. The Lender shall disburse the Loan directly to the Borrower in one amount upon all conditions precedent for the disbursement according to Clause 4 having been met (the "Disbursement").

3.3	Termination Date. The Lender shall be entitled to refuse to make the Disbursement of the Loan if the Loan is not being drawn on or before 23 June 2008 ("Termination Date").

4	CONDITIONS PRECEDENT

The Lender's obligation to make the Disbursement is subject to the following conditions precedent:

4.1	Receipt of documents. On, or before the service of the Drawdown Notice, the Lender shall receive the following documents in form and substance satisfactory to it:

(a)	copies of the certificate of incorporation, goodstanding certificate and constitutional documents (including Articles of Association) of each Security Party;

(b)	copies of resolutions of the shareholders and directors of each Security Party authorising the execution of each of the Finance Documents to which each Security Party is a party;

(c)	the original of any power of attorney under which any Finance Document is executed on behalf of each Security Party;

(d)	copies of all consents which the Borrower requires to enter into, or make any payment under, any Finance Document;

(e)	a duly executed original of each Finance Document together with all notices of assignment and acknowledgements required to be delivered to the Lender pursuant to their terms;

(f)	copies of the Bareboat Charter, the PACIFIC RIM Charter, the Grainger Charter and the TBS Charter;

(g)	copies of the Management Contracts;

(h)	documentary evidence that the Mortgage has been duly registered against the Ship as a valid first priority ship mortgage in accordance with the laws of Panama;

(i)
a valuation and inspection report of the Ship, carried out by Ingenieurbüro Weselmann, Hamburg, confirming the value of the Ship to be at least USD 23,000,000.00 and confirming that the Ship is in an acceptable condition (the "Valuation Report");

(j)
certificate of entry of a first-class Protection and Indemnity Association of the International Group, rated at least BBB- (with S&P) and acceptable to the Lender evidencing the entry of the Ship with the respective association;

(k)	cover notes of the respective insurances for the Ship evidencing satisfactory insurance cover of the Ship by a western insurance company or western insurance companies;

(l)	an insurance opinion on the insurances effected for the Ship satisfactory to the Lender;

(m)
subordination undertakings duly executed by each Manager whereby each Manager subordinates all its claims under the respective Management Contract to all of the Lender’s claims under this Agreement and the Security Documents (the "Managers' Subordination Undertakings");

(n)
a process agent agreement duly signed and executed on behalf of the Borrower and by authorised representatives of the process agent in Germany whereby the Borrower appoints an agent for the purposes of accepting service of legal documents in Germany and the agent accepts such appointment;

(o)	copy of the balance sheet and profit and loss account of the Borrower and the Guarantors of the year 2007;

(p)
favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Panama and such other relevant jurisdictions other than Germany as the Lender may reasonably require; and

(q)	such other documents that the Lender may request pursuant to this Agreement or another Finance Document.

4.2	Fulfilment of other conditions precedent. On, or before the service of the Drawdown Notice, the additional conditions precedent must be present:

(a)	the Lender having received such of the fees referred to in Clauses 5 and 14.1 that are payable prior to the Disbursement;

(b)	[intentionally left blank]

(c)	the Borrower having opened the Operating Accounts;

(d)	the Ship being acceptable to the Lender;

(e)	no Event of Default having occurred or potentially resulting from the borrowing of the Loan; and

(f)
the representations and warranties in Clause 9 and those of any other Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing.

5	FEES

Arrangement fee.  The Borrower shall pay to the Lender an arrangement fee of USD 65,000.00  which was due and payable upon acceptance of the term sheet. The Borrower hereby accepts that the arrangement fee is fully earned upon the signing of this Agreement and shall not be refunded by the Lender irrespective of whether or not the Loan will be disbursed.

6	INTEREST

6.1	When due. Interest on the Loan in respect of each Interest Period shall be due and payable by the Borrower on the last day of that Interest Period.

6.2
Rate of interest.  Subject to the other provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

6.3	Commencement of Interest Periods. The first Interest Period shall commence on the drawdown date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.4
Duration of Interest Periods.  Each Interest Period shall be 3, 6, 9 or 12 months. Should the Borrower fail to select an Interest Period, the Lender has the option to select an Interest Period in his reasonable discretion.

6.5
Non-availability of deposits.  If, after the Borrower has selected an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in United States Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

6.6
Interest Rate Swap Facility.  The Borrower has the option to hedge the risk of fluctuations of the interest payable by the Borrower under this Agreement. Any interest rate swaps may only be concluded with the Lender as swap bank on terms of the master agreement for financial derivatives transactions (together with any transactions concluded thereunder the "Master Agreement") ("Rahmenvertrag für Finanztermingeschäfte").

7	DEFAULT INTEREST

7.1
Payment of default interest.  The Borrower shall pay interest in accordance with the following provisions on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the date on which that amount is due for payment.

7.2
Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the date on which that amount is due for payment until the date of actual payment (as well after as before judgment) at the rate of 2 per cent. per annum above (i) in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b) and (ii) in the case of any other overdue amount, the rate set out at Clause 7.3(b); provided that the Borrower shall be permitted to prove that the damage suffered by the Lender on account of the default is less than the rates referred to in Clause 7.3, in which case the Borrower shall compensate the actual damage so proven, if any.

7.3 Calculation of default rate of interest.  The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time, LIBOR.

7.4
Notification of interest periods and default rates.  The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 7.3 and of each period selected by it for the purposes of Clause 7.3(b); but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification.

7.5
Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

8	REPAYMENT AND PREPAYMENT

8.1	Term of the Loan. The term of the Loan is limited to 48 months after the Disbursement, but not later than 30 June 2012.

8.2	Repayment. The Loan shall be repaid in sixteen (16) consecutive quarterly instalments of USD 812,500.00 each. The first repayment instalment shall be due and payable 3 months after drawdown.

8.3
Prepayment.  The Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period, provided that (i) any partial prepayments shall be at least USD 100,000.00 or a higher multiple thereof and (ii) the Lender has received from the Borrower at least 10 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made.

8.4	Compulsory prepayment. The Borrower shall be obliged to prepay the entire Loan if the Ship is (i) sold or (ii) a Total Loss.i

8.5
Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 15.

8.6	Application of partial prepayment. Any prepayments shall be applied against the repayment instalments specified in Clause 8.2 in inverse order of maturity.

8.7	No reborrowing. Loan amounts may not be reborrowed.

9	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

9.1
Status.  The Borrower is duly established as a private company under the laws of the Marshall Islands and it is beneficially owned by Westbrook Holdings Ltd., a Marshall Islands company(the "Beneficial Shareholder"). The Beneficial Shareholder itself is a wholly owned subsidiary of TBS International Limited, Suite 306, Commerce Building, One Chancery Lane, Hamilton HM 12, Bermuda.

9.2	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to own and operate the Ship and have it registered under its name at the Panamanian register;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents.

9.3
Legal validity; effective security interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding security interests enforceable in accordance with their respective terms;

subject to any relevant insolvency laws affecting creditors' rights generally.

9.4
No conflicts.  The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or other requirement; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.5	Fulfilment of classification requirements. The Vessel complies with all requirements imposed by the Classification Society.

10	COVENANTS

The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit:

10.1	Corporate Covenants. The Borrower shall

(a)
maintain its ownership structure and its separate corporate existence under the laws of the Marshall Islands and will not enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;

(b)	not carry on any business other than the ownership and operation of the Ship; and

(c)	procure that the Beneficial Shareholder shall not dispose of its interest without the Lender’s prior consent.

10.2 Ship Covenants.  The Borrower shall

(a)	maintain the Ship at all times during the Security Period in a good and seaworthy condition and arrange to have any damages to the Ship repaired without delay;

(b)
if at any time the Market Value of the Ship falls short of 177 per cent. of the Secured Liabilities, promptly upon the Lender’s request either (i) prepay such part of the Loan which is equal to the shortfall, together with prepayment compensation as defined in Clause 15 or (ii) provide such additional ship mortgage or other security in favour of the Lender as is acceptable to the Lender and having a market value which is equal to the shortfall or (iii) effect a combination of (i) and (ii) above;

(c)
not change the name, registry or flag of the Ship or make any modification to the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce the value of the Ship;

(d)	bear the expense of an annual valuation of the Ship by an independent surveyor acceptable to the Lender;

(e)	ensure that the Ship remains with class societies acceptable to the Lender including the Classification Society;

(f)	upon the Lender’s request submit evidence of employment of the Ship;

(g)	ensure that the Ship shall not trade or embark ports in countries on which trade constraints or other limitations have been imposed;

(h)
ensure that the commercial and technical management of the Ship shall be carried out by the respective Manager and not effect any changes to the management of the Ship without the Lender’s prior approval;

(i)
not enter into any charter agreement for the Ship with a term of more than 24 months without the Lender’s prior approval with the exception of charter agreements with companies which are under indirect or direct control of the Beneficial Shareholder;

(j)	at all times comply, and cause each Manager to comply, with International Safety Management Code (ISM) requirements;

(k)	notify the Lender forthwith by fax, confirmed by letter, of any occurrence in consequence whereof the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(l)	ensure that the next Special Survey is not due before 30 June 2012.

10.3 Insurance Covenants.  The Borrower shall

(a)
effect insurances against fire and usual marine risks, including hull and machinery (including drugs), war risks and excess risks, with western insurance companies or brokers which are approved by the Lender, such insurances to be the higher of (i) 120 per cent.  of the Secured Liabilities or (ii) 100 per cent. of the Market Value of the Vessel;

(b)	enter the Ship with a P&I-Club of the International Group Insurance, rated at least BBB- (with S&P);

(c)
bear the costs of a Mortgagee’s Interest Insurance including Mortgagee’s Additional Perils (Pollution) in the amount of 120 per cent. each of the maximum amount of the Loan, which will be arranged through the Lender’s broker; and

(d)	evidence the renewal of the insurances by providing cover notes from the insurers two weeks prior to the end of each insurance period.

10.4 Financial Covenants.  The Borrower shall send to the Lender:

(a)
as soon as possible, but in no event later than 180 calendar days after the end of each financial year of TBS International Ltd., the accounts (balance sheet and profit and loss accounts) of TBS International Ltd.; such accounts to be prepared in accordance with all applicable laws and accounting principles generally accepted in Bermuda consistently applied, to give a true and fair view of the state of affairs of TBS International Ltd. at the date of those accounts and of its profit for the period to which those accounts relate and fully to disclose or provide for all significant liabilities of TBS International Ltd.; and

(b)
as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of TBS International Ltd., management accounts (in a format approved by the Lender) which show the results of the operation of the Ship during the preceding financial quarter.

10.5 General Covenants.  The Borrower shall

(a)
hold the legal title to, and own the entire beneficial interest in, the Ship free from all security interests and other interests and rights of every kind, except for those created by the Finance Documents, and not create or permit to arise any security interest over any other asset, present or future;

(b)
not without the Lender’s prior written consent assign, transfer, lease or otherwise dispose of (otherwise than to the Lender) all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not, or any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(c)
not incur any liability or obligation except liabilities and obligations under the Bareboat Charter, the Grainger Charter and/or the TBS Charter and the Finance Documents and liabilities or obligations incurred in the ordinary course of operating and chartering the Ship or provide any form of credit or financial assistance to any person; and

(d)
notify the Lender as soon as it becomes aware of the occurrence of an Event of Default or any matter which indicates that an Event of Default may have occurred and thereafter keep the Lender fully up-to-date with all developments.

11	SECURITIES

11.1 General.  The Secured Liabilities shall be secured by the following Security Documents:

(a)	the Mortgage;

(b)	the Guarantees;

(c)	the General Assignment; and

(d)	the Accounts Pledge.

12	PAYMENTS AND CALCULATIONS

12.1	Currency and method of payments All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (Hamburg time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	to such account of the Lender as the Lender may from time to time notify to the Borrower; and

(d)	any amounts payable to be received free of any charges.

12.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

12.3
Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

12.4
Lender account.  The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and any other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

12.5
Account prima facie evidence.  If the account maintained under Clause 12.4 shows an amount to be owed by the Borrower or any other Security Party to the Lender, that account shall be prima facie evidence that that amount is owed to the Lender.

13	EVENTS OF DEFAULT

13.1	Events of Default. An Event of Default is present if any event constituting an important reason under German law shall occur, such as:

(a)	any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach by any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a)); or

(c)
any representation, warranty or statement made by, or by an officer of any Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(d)
any financial indebtedness of any Security Party is not paid when due or becomes prematurely payable or capable of being prematurely declared payable as a consequence of a default with respect thereto or any security interest over any assets of any Security Party is enforced or becomes capable of being enforced; or

(e)
any order shall be made by any competent court or resolution passed by any Security Party for the appointment of a liquidator, administrator or receiver of, or for the winding-up of any Security Party; or

(f)
an encumbrancer takes possession of or a receiver is appointed of the whole or, in the opinion of the Lender, any material part of the assets of any Security Party or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of any Security Party; or

(g)
any Security Party shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(h)
any event shall occur which under the law of any jurisdiction to which any Security Party is subject has an effect equivalent or similar to any of the events referred to in Clause 13.1(e), (f) or (g); or

(i)	any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(j)
it becomes unlawful or impossible (i) for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document or (ii) for the Lender to exercise or enforce any right under, or to enforce any security interest created by, a Finance Document; or

(k)
the Ship becomes a Total Loss and, within 90 days (or any longer period agreed to by the Lender) after the date on which Total Loss occurs, the Lender does not receive insurance proceeds relating to the Total Loss in at least the amount for which the Ship is required to be insured under Clause 11 as at the date of the event or circumstances giving rise to the Total Loss; or

(l)
any material provision of a Finance Document proves to have been or becomes invalid or unenforceable, or a security interest created by a Security Document proves to have been or becomes invalid or unenforceable or such a security interest proves to have ranked after, or loses its priority to, another security interest or any other third party claim or interest; or

(m)	the security constituted by a Security Document is in any way imperilled or in jeopardy; or

(n)	arrest of the Ship and the arrest is not lifted latest within 10 calendar days; or

(o)	any breach by the Borrower, the Bareboat Charterer, PACIFIC RIM and/or TBS occurs of any provision under the Quadripartite Agreement.

13.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may

(a)	serve on the Borrower a notice terminating this Agreement; and/or

(b)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.

13.3	Termination of obligations. On the service of a notice under Clause 13.2 (a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

13.4
Acceleration of Loan.  On the service of a notice under Clause 13.2 (b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

14	EXPENSES

14.1
Costs of preparation and enforcement.  The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender, including reasonable legal fees, in connection with (i) the negotiation, preparation, amendment, implementation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document and the valuation of any security provided or offered under the terms of this Agreement or any other matter relating to such security and (ii) any steps taken by the Lender with a view to the protection, exercise or enforcement of any right or security interest created by a Finance Document or for any similar purpose, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

14.2
Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

15	INDEMNITIES

15.1
Indemnities regarding the borrowing and repayment of Loan.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by that Borrower on the amount concerned under Clause 8);

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 13;

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

15.2
Breakage costs.  Without limiting its generality, Clause 15.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

15.3
Currency indemnity.  If any sum due from any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the rate of exchange then available to the Lender into the Contractual Currency.

16	NO SET-OFF OR TAX DEDUCTION

16.1
No deductions.  All amounts due from the Borrower under a Finance Document shall be paid without any form of set-off, cross-claim or condition and free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

16.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received,

“tax deduction” being any deduction or withholding for or on account of any present or future tax except tax on the Lender's overall net income.

17	INCREASED COSTS

17.1	Increased costs. This Clause 17 applies if the Lender notifies the Borrower that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law, or an official requirement or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any official requirement (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an "increased cost".

17.2 Meaning of "increased cost".  In this Clause 17, "increased cost" means:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it).

17.3
Payment of increased costs.  The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

17.4
Notice of prepayment.  If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 17.3, the Borrower may give the Lender not less than 14 days' notice of its intention to prepay the Loan at the end of an Interest Period.

17.5
Prepayment.  A notice under Clause 17.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

17.6 Application of prepayment.  Clause 8.6 shall apply in relation to the prepayment.

18	TRANSFERS AND CHANGES IN LENDING OFFICES

18.1	Transfer by Borrower. The Borrower may not, without the consent of the Lender transfer or assign any of its rights, liabilities or obligations under any Finance Document.

18.2
Transfer by Lender.  The Lender may transfer and/ or assign and/or deal with all or any of the rights and interests which it has under or by virtue of the Finance Documents or change its lending office. The Borrower agrees and consents to the sale or transfer by the Lender, whether now or later, of the Loan in whole or in part to one or more banks and/or financing institutions, and to its assignment of all or portion of the Loan to one or more assignees that are purchasers, whether related or unrelated to the Lender. The Lender may provide to any purchaser, or potential purchaser, any information the Lender may have about the Borrower or about any other matter relating to the Loan. Any bank and/or financing institution to whom such information is disclosed shall be obliged to keep all information disclosed to it confidential, and shall not disclose it to any entity or person not in its employment other than its professional consultants such as attorneys and accountants, and shall agree to return to the Lender copies of any materials provided to it by the Lender should it elect not to purchase part or whole of the Loan. In the event of an assignment by the Lender, the Borrower agrees to execute and deliver such amendments to this Agreement and the Finance Documents as the Lender reasonably may request.

19	NOTICES

19.1
General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, fax or telex and shall be effective upon receipt; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

19.2 Addresses for communications.  A notice shall be sent:

to the Borrower:                                           c/o TBS International Limited
Suite 306, Commerce Building
One Chancery Lane
Hamilton HM 12, Bermuda
Attention: William J. Carr

Fax No.: +(441) 295-4957

and

TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, New York 10710
Attention: Ferdinand V. Lepere

Fax No.: +(914) 779-5230

to the Lender:                                           Joh. Berenberg, Gossler & Co. KG
Neuer Jungfernstieg 20
20354 Hamburg
Germany

Phone No.:                                (0049) 40 350 600
Fax No:                      (0049) 40 350 60 900

or to such other address as the relevant party may notify the other.

20	SUPPLEMENTAL

20.1
Rights cumulative.  The rights and remedies which the Finance Documents give to the Lender are cumulative, may be exercised as often as appears expedient and shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

20.2
Severability.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document. The parties hereto agree in such event to substitute valid, legal and enforceable provisions for the invalid, illegal or unenforceable provisions so as to implement the intentions of the parties hereto to the extent that this is legally permitted. The same applies in case of lacunae.

20.3
General Business Conditions.  The General Business Conditions of the Lender as per Appendix I hereto shall apply to and form an integral part of this loan agreement as if fully set forth herein. In case of any discrepancy between the provisions of this Agreement and the General Business Conditions the provisions of this Loan Agreement shall prevail

21	LAW AND JURISDICTION

21.1
German law.  This Agreement shall be governed by, and construed in accordance with, German law. If a term has a specific English legal meaning that - when translated into German - differs from or is not reflected in the laws of Germany, such meaning shall be disregarded. Instead, the German meaning of such term shall prevail.

21.2
Exclusive German jurisdiction.  Subject to Clause 21.3, the courts of Hamburg, Germany, shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and any Finance Document.

21.3
Lender's rights unaffected.  Nothing in this Clause 21 shall derogate, exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction. The Borrower shall not commence any proceedings in any country other than Germany in relation to a matter which arises out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

BORROWER

SIGNED by
Tulio R. Prieto                                        ) /s/ Tulio R. Prieto
for and on behalf of                              )
Grainger Maritime Corp.                   )

LENDER

SIGNED by
John F. Imhof                                         ) /s/ John F. Imhof
for and on behalf of                               )
Joh. Berenberg, Gossler & Co. KG   )

APPENDIX A

Accounts Pledge

APPENDIX B

Guarantees

APPENDIX C

Assignment of Insurances

APPENDIX D

Assignment of Earnings

APPENDIX E

Mortgage

APPENDIX F

Managers' Subordination Undertakings

APPENDIX G

Quadripartite Agreement

APPENDIX H

Drawdown Notice

APPENDIX I

General Business Conditions